TRICON HOLDINGS,  L.L.C.
201 Alahambre Circle
Suite 401
Coral Gables, Florida 33134

February  26, 2007

Personal and Confidential

Ralph J. Steckel
President
Chairman
Pet Ecology Brands, Inc.
14822 Venture Dr.
Dallas, Texas 75234

Re: Stock Purchase Agreement

Dear Mr. Steckel:

This letter confirms the terms of the Stock Purchase Agreement (“Purchase Agreement”) by and between between Tricon Holdings, L.L.C. and Texas Atlantic Capital Partners, L.L.C., or assigns,  ("Purchaser") and Pet Ecology Brands, Inc. ( “Company”) with respect to the terms and conditions under which Purchaser will acquire shares of capital stock of the Company and warrants to purchase shares of capital stock of the Company.  Such transaction is hereinafter referred to as the "Acquisition."

The obligations of the  parties to consummate the Acquisition are subject to the terms, conditions and contingencies contained herein; however, in the event Purchaser elects to terminate this Purchase Agreement in accordance with Paragraph 13 below, the provsions of Paragraphs 9 and 10, shall survive the termination hereof.

1.            Purchase of Stock. At the closing (the "Closing"), subject to the satisfaction of all conditions precedent contained in the Purchase Agreement, Purchaser will purchase from Company, and Company will sell and issue to Purchaser, a sufficient number of shares of Company’s common stock to consist of Fifty-One Percent {51%) of all of the issued and outstanding common stock of the Company, fully diluted,  free and clear of any liens, charges, restrictions or encumbrances thereon (collectively, the "Shares").

2.            Purchase Price. The purchase price for the Shares shall be the sum of One Million Three Hundred Fifty Thousand Dollars {$1,350,000) payable at Closing.

3.            Warrants. In addition to the shares of stock referred to in Paragraph 1 above, contingent upon the closing hereof, Company grants to Purchaser warrants to purchase for One Million Dollars ($1,000,000) so many shares of the Company’s common stock as may be necessary at the time the warrants are exercised to constitute an addition Fourteen Percent (14%) of the Company’s common stock. The warrants shall   be issued at Closing and shall contain normal and customary provisions and provide that Purchaser may purchase all such shares, but not less than all the shares, at any time  for a period of sixty (60)_months following the date of the Closing.

4.            Representations and Warranties. Company represents and warrants to Purchaser the following:

a.            Company’s financial statements provided Purchaser as of the date hereof and any additional financial statements or financial information provided Purchaser from the date of this Agreement and the date of  Closing, although not audited, shall be true and correct to the  best of Company’s knowledge and belief;

b.            Company is the holder of the patents, tradenames, trademarks and service marks, if any, described on Exhibit “A” attached hereto and incorporated herein for all purposes (“Intellectual Property”) and such Intellectual Property has not been assigned, licensed or encumbered;

c.            Company is in good standing in the State of Texas and, subject to the approval of the Company’s Board of Directors, the person executing this Purchase Agreement, has the full authority and power to enter into this Purchase Agreement; and,

d.            Company is the subject of only the lawsuits and judgments as described on Exhibit “B” attached hereto and incorporated herein for all purposes and Company is aware of no other litigation that has been filed or threatened other than lawsuits threatened by trade creditors.

5.            Conditions Precedent To Closing. Either party’s obligation to close this Purchase Agreement is conditioned upon the following:

a.            Company entering into a license agreement with Purchaser or such other party as Purchaser shall direct, which agreement shall provide for Company to grant to Purchaser or its assignee or transferee (“Licensee”) a license to manufacture and sale domestically and internationally such products as are covered by the patents now or hereinafter owned by Company so long as such products are sold by Licensee via telephone, internet or other manner devised by Licensee for direct (“home”) delivery to consumers. Such License Agreement shall provide for Licensee to pay to Company the total sum of One Hundred Fifty Thousand Dollars ($150,000) and pay to Company a royalty in an amount equal to 12% of the direct cost to Licensee of manufacturing and packaging (but not shipping) any product sold pursuant to the terms of the License Agreement. The parties acknowledge and agree that the condition described in this Paragraph 5a. has been satisfied as of the date hereof.

b.            Purchaser’s reaching agreements with its trade creditors, including those holding judgments,   with amounts outstanding in excess of   (90) days, in the total amount of approximately $1,100,000  to accept a reduction of the amounts allegedly owed to an aggregate balance of approximately $600,000, or such greater sum to which Purchaser agrees;

c.            Purchaser reviewing and becoming satisfied as to (i) Seller’s compliance with all required N.A.S.D. or  other regulatory agencies; (ii) the status and probable outcome of  the pending lawsuit filed against the Company by David Cawthon, James Stephens, Jr. and Ecology Technologies, a more specific reference to which is set forth on Exhibit “B” attached hereto; and, (iii) reviewing and becoming satisfied as to the nature, consequence and details of the Company’s prior relationship with Ron G. Williams (“Williams”) and any and all entities or individuals affiliated with Williams.

d.            Company reversing the number of Company’s issued and outstanding shares, options and warrants to the extent mutually agreed by the parties but, at a minimum, to a degree and in amounts to enable the Company to perform its obligations at Closing to issue the shares and warrants as described in Paragraphs 1 and 3 above;

e.            On or before the Closing, with the exception of Ralph J. Steckel, Company seeking and obtaining tenders of the written resignations of the current members of the Company’s Board of Directors and the number of the directors shall be increased to five (5)  with  Purchaser being allowed to designate a minimum of  three (3) directors to be elected by a shareholder or director vote, whichever shall be appropriate;

Company agrees to take any and all steps reasonably necessary to ensure that Company satisfies all conditions precedent to Purchaser’s obligation to close the Agreement. Additionally, at Purchaser’s sole discretion, Purchaser may elect to waive any or all of such conditions of closing and close the transaction, the parties agreeing that such conditions are for the benefit of Purchaser.

6.            Access to Company Books and Records. Prior to closing, Seller agrees to provide Purchaser and/or its representatives full access to any personnel and all properties, documents, contracts, books, records and operations of Company relating to its business Seller agrees to furnish Purchaser with copies of documents and such other information as the Purchaser may request.

7.            No Other Offers. Company will not solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding the possible sale of the Company's business, assets or stock. Seller shall promptly notify Purchaser of any proposals by third parties with respect to the acquisition of all or any portion of Company's business, assets or stock and furnish the Purchaser the material terms thereof.

8.            Conduct of Business. Company shall conduct its business in the ordinary course, consistent with the present conduct of its business and previous practice, with no dividend or stock distributions.

9.            Expenses. Each of the parties shall pay all of its expenses incident to this Purchase Agreement and consummation of the transactions contemplated hereby.

10.            Confidentiality. Other than to the extent required by law or regulation, and then only after prior written notice to the other party, the parties agree that they will not disclose the existence of this Purchase Agreement or use, or permit the use of, any of the information provided pursuant to the terms hereof other than for purposes provided by the terms of this Purchase Agreement.

11.            Disclosure. Without the prior written consent of the other party hereto, neither party hereto will, and each party hereto will cause its directors, officers, employees, agents, other representatives and affiliates not to, disclose to any person the existence of this Purchase Agreement or the transactions contemplated hereby, unless in the opinion of such party disclosure is required to be made under the Securities Act of 1933 or the Securities Exchange Act of 1934, and such disclosure is made after prior consultation with the other party. Neither party will issue any public announcement concerning the transaction without the approval of the other party, except as may be required by law.

12.            Closing. Closing of this Agreement shall occur on or before June 30, 2007, with fifteen (15) days prior written notice from Purchaser.

At the closing, Company shall issue to Purchaser the following:

a..            Company’s common stock in an amount to ensure Purchaser owns 51%, undiluted, of the Company’s issued and oustandin common stock; and,

b.            Warrants as herein described authorizing Purchaser to purchase an additional 14%, undiluted, of the Company’s common  stock.

At the closing, Purchaser shall deliver to Company in immediately available funds the sum of One Million Five Hundred Thousand Dollars ($1,500,000)

13.            Termination. Termination of this Purchase Agreement shall be without liability and no party hereto shall be entitled to any form of relief whatsoever, including, without limitation, injunctive relief or damages. Upon the earlier of (a) the mutual written agreement of the parties hereto or (b) the failure by the parties hereto to Close on or prior to June 30, 2007, this Purchase Agreement shall terminate and the parties shall be released from all liabilities and obligations with respect to the subject matter hereof, except as provided in the second paragraph of page 1 of this letter.

14.            Counterparts.

This letter may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing two copies of this letter in the spaces provided below and returning one copy to us no later than 5:00 p.m. on February 26.  2007.

[ Intentionally Left Blank]

Sincerely,

Tricom Holdings, L.L.C.

By: /s/ Emel Yesil
Name:  Emel Yesil
Its:       Managing Director

Texas Atlantic Capital Partners, L.L.C.

By: /s/ E. Denton Jones
Name:  E. Denton Jones
Its:        Manager

AGREED:

Pet Ecology Brands, Inc.

By:  /s/ Ralph J. Steckel
           Ralph J. Steckel
President

      /s/ Ralph J. Steckel
            Ralph J. Steckel
Individually